Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797-01

Southwestern Public Service Company

(a New Mexico corporation)

$500,000,000 5.30% FIRST MORTGAGE BONDS, SERIES NO. 12 DUE 2035

Issuer:	Southwestern Public Service Company (a New Mexico corporation)
Issue Format:	SEC Registered
Expected Ratings*:	A3/A-/A- (Stable/Negative/Stable) (Moody’s/S&P/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	April 29, 2025
Settlement Date:	May 2, 2025 (T+3)
Principal Amount:	$500,000,000
Maturity Date:	May 15, 2035
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2025 (long first coupon)
Reference Benchmark Treasury:	4.625% due February 15, 2035
Benchmark Treasury Price	103-18
Benchmark Treasury Yield:	4.177%
Spread to Benchmark Treasury:	+115 bps
Yield to Maturity:	5.327%
Coupon:	5.30%
Price to the Public:	99.790% of the principal amount
Net Proceeds to Issuer:	$495,700,000 (after deducting the underwriting discount but before transaction expenses)
Make-Whole Call:	Prior to November 15, 2034 (the par call date), T +20 bps (calculated to the par call date)
Par Call:	On or after November 15, 2034, at par
CUSIP/ISIN:	845743 BY8 / US845743BY82
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman Sachs & Co. LLC KeyBanc Capital Markets Inc. SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC
Co-Manager:	R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526, KeyBanc Capital Markets Inc. toll-free at (866) 227-6479 or SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856.